UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15 (d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 21, 2008

SECURITY FEDERAL CORPORATION
(Exact name of registrant as specified in its charter)

South Carolina	0-16120	57-0858504
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

238 Richland Avenue West, Aiken, South Carolina		29801
(Address of principal executive offices)		(Zip Code)

Registrant's telephone number (including area code): (803) 641-3000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions.

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02  Results of Operations and Financial Condition

On April 21, 2008, Security Federal Corporation issued its earnings release for the fourth quarter and year ended March 31, 2008.  A copy of the earnings release is attached hereto as Exhibit 99.1 and incorporated herein by reference.

Item 9.01  Financial Statements and Exhibits

(c)             Exhibits

99.1           Press Release of Security Federal Corporation dated April 21, 2008.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

SECURITY FEDERAL CORPORATION

Date: April 21, 2008	By:	/s/Roy G. Lindburg
Roy G. Lindburg
Treasurer and Chief Financial Officer

Exhibit 99.1

News Release

SECURITY FEDERAL CORPORATION ANNOUNCES INCREASE IN ANNUAL
 EARNINGS

Aiken, South Carolina (April 21, 2008) - Security Federal Corporation (OTCBB:SFDL), the holding company for Security Federal Bank, today announced earnings for its fiscal year and for the fourth quarter of its fiscal year both ending March 31, 2008.  The Company reported net income of $4.3 million or $1.66 per share (basic) for its fiscal year ending March 31, 2008, a 3.7% increase from net income of $4.1 million or $1.59 per share (basic) for its prior fiscal year ending March 31, 2007.  The increase in net income is primarily a result of an increase in net interest income during the period.

Net income for the quarter ending March 31, 2008 decreased 7.7% to $1.0 million or $0.40 per share (basic), from $1.1 million or $0.42 per share (basic) for the quarter ending March 31, 2007. The decrease in net income is primarily a result of the Federal Reserve’s precipitous decrease in interest rates during the quarter in conjunction with the Company’s decision to increase the provision for loan losses. The Company anticipates the decrease in the prime rate will continue to negatively impact its net interest margin in future periods. Additions to the provision for loan losses resulted from a general decline in economic conditions and an increase in non-performing assets within the Company’s loan portfolio. Specifically, impaired loans increased to 0.6% of total loans outstanding at March 31, 2008 from 0.3% at March 31, 2007 while classified assets increased to 3.4% of total loans outstanding at March 31, 2008 from 3.0% in the previous year.

Total assets at March 31, 2008 were $840.0 million compared to $738.1 million at March 31, 2007, an increase of 13.8% for the year.  Net loans receivable increased $81.9 million or 18.8% to $517.9 million at March 31, 2008 from $436.0 million at March 31, 2007.  Total deposits were $590.9 million at March 31, 2008 compared to $523.7 million at March 31, 2007, an increase of 12.8%.  Federal Home Loan Bank advances, other borrowings, and subordinated debentures increased $29.9 million or 18.5% to $196.2 million at March 31, 2008 from $166.3 million at March 31, 2007.

Security Federal Bank has 13 full service branch locations in Aiken, Clearwater, Graniteville, Langley, Lexington, North Augusta, Wagener, Columbia and West Columbia, South Carolina and Evans, Georgia. Additional financial services are offered through the Bank’s three wholly owned subsidiaries, Security Federal Insurance Inc., Security Federal Investments Inc., and Security Federal Trust Inc.

For additional information contact Roy Lindburg, Chief Financial Officer, at (803) 641-3070

Forward-looking statements:

Certain matters discussed in this press release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  These forward-looking statements relate to, among other things, expectations of the business environment in which the Company operates, projections of future performance, perceived opportunities in the market, potential future credit experience, and statements regarding the Company’s mission and vision.  These forward-looking statements are based upon current management expectations and may, therefore, involve risks and uncertainties.  The Company’s actual results, performance, or achievements may differ materially from those suggested, expressed, or implied by forward-looking statements as a result of a wide variety or range of factors including, but not limited to, interest rate fluctuations; economic conditions in the Company’s primary market area; demand for residential, commercial business and commercial real estate, consumer, and other types of loans; success of new products; competitive conditions between banks and non-bank financial service providers; regulatory and accounting changes; technology factors affecting operations; pricing of products and services; and other risks detailed in the Company’s reports filed with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the fiscal year ending March 31, 2007, Quarterly Reports on Form 10-Q, and Current Reports on Form 8-K.  Accordingly, these factors should be considered in evaluating forward-looking statements, and undue reliance should not be placed on such statements.  The Company undertakes no responsibility to update or revise any forward-looking statement.

	SECURITY FEDERAL CORPORATION
	UNAUDITED CONSOLIDATED FINANCIAL HIGHLIGHTS

	INCOME STATEMENT HIGHLIGHTS

	(In Thousands, except for Earnings per Share)

	Quarter Ended		Twelve Months Ended
	March 31,		March 31,

	2008	2007	2008	2007

Total interest income	$12,342	$11,376	$49,632	$42,098

Total interest expense	7,370	6,595	29,544	23,933

Net interest income	4,972	4,781	20,088	18,165

Provision for loan losses	445	150	895	600

Net interest income after
provision for loan losses	4,527	4,631	19,193	17,565

Non-interest income	1,351	1,208	4,489	3,860

Non-interest expense	4,362	4,168	17,322	15,157

Income before income taxes	1,516	1,671	6,360	6,268

Provision for income taxes	501	571	2,080	2,141

Net income	$1,015	$1,100	$4,280	$4,127

Earnings per share	$0.40	$0.42	$1.66	$1.59

		BALANCE SHEET HIGHLIGHTS

	(In Thousands, except for Book Value per Share)

	March 31, 2008	March 31, 2007

Total assets	$840,030	$738,110

Cash and cash equivalents	10,539	13,438

Total loans receivable, net	517,932	436,038

Investment and mortgage-
backed securities	264,312	249,905

Deposits	590,850	523,738

Borrowings	196,173	166,292

Shareholders' equity	47,496	42,693

Book value per share	$18.76	$16.36